Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ASCENA RETAIL GROUP, INC.

* * * * *

Ascena Retail Group, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

First:                  That the Corporation was originally formed as Ascena Retail Group, Inc., a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 27, 2010 (the "Certificate of Incorporation").

Second:            That the Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

ARTICLE ONE

The name of the Corporation is Mahwah Bergen Retail Group, Inc.

Third:                That this Certificate of Amendment was duly adopted pursuant to the provisions of Sections 242 and 303 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation on February 3, 2021.

ASCENA RETAIL GROUP, INC.,
a Delaware corporation

By:	/s/ Carrie Teffner
Name: Carrie Teffner
Its: President